Exhibit 10.6

Certain information in this document identified by brackets has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT

BioAtla Holdings LLC and BioAtla LLC

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into as of January 1, 2020, (the “Execution Date”), by and between BIOATLA HOLDINGS LLC, a Delaware corporation (the “Company”), and BIOATLA LLC, a Delaware limited liability company, having an address of 11085 Torreyana Road, San Diego, California 92121, USA (“BioAtla”).

RECITALS

WHEREAS, BioAtla has developed, and possesses intellectual property rights in and to, its proprietary Conditionally Active Biologics platform for the design and engineering of therapeutic monoclonal antibodies and other therapeutic proteins for selective conditional activation under specific microphysical conditions (the “BioAtla CAB Platform”), including CAB antibody components, and related proprietary technologies for the discovery and development of CAB therapeutic antibodies and proteins, and components thereof; and

WHEREAS, the Company desires to obtain, and BioAtla is willing to grant to the Company, an exclusive, worldwide license under the BioAtla Licensed Technology (defined below) to develop and commercialize ACT Preparations and ACT Treatments (defined below) for the treatment of cancer, on the terms and subject to the conditions set forth herein and in the other Transaction Agreements (defined below) between the Company and BioAtla.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

1.1 “ACT” or “Adoptive Cellular Therapy” shall mean an immunotherapy in which (a) genetically modified lymphocytes are administered to a patient or (b) targeted gene therapy vectors that modify lymphocytes are administered to a patient. Adoptive Cellular Therapies include, but are not limited to, CAR-T therapies.

1.2 “ACT Field” shall mean Adoptive Cellular Therapies for any indication.

1.3 “ACT Preparation” shall mean a composition or preparation containing or comprising one or more ACT Components. For clarity, and without limiting the generality of the foregoing, an ACT Preparation:

(a) may (but need not) be a CAB ACT Preparation – i.e., may but need not incorporate any of the following: (i) a CAB Component (whether or not a BioAtla CAB Component); (ii) a component obtained or generated by or on behalf of the Company from BioAtla CAB Deliverables; or (iii) a component obtained or generated by or on behalf of the Company through the practice of BioAtla Licensed Technology within the scope of the Limited CAB Rights; and

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(b) may (but need not) incorporate a component identified, obtained or generated by or on behalf of the Company without the use of any BioAtla Licensed Technology, BioAtla CAB, other CAB, BioAtla CAB Component, other CAB Component or BioAtla CAB Deliverable (e.g., a component identified, obtained or generated through other technology).

1.4 “ACT Treatment” shall mean a cancer immunotherapy in which (a) lymphocytes are genetically modified by ex vivo exposure to an ACT Preparation and administered to a patient or (b) an ACT Preparation that genetically modifies lymphocytes is administered to a patient.

1.5 “Affiliate” shall mean, with respect to an Entity, any other Entity that controls, is controlled by, or is under common control with such Entity, for as long as such control exists. As used in this Section 1.7, “control” shall mean direct or indirect beneficial ownership of more than 50% of the outstanding stock or other voting rights entitled to elect directors of voting share capital in an Entity.

1.6 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other comparable anti-corruption laws of any country or organization or nations within whose jurisdiction either party or any of its Affiliates operates or does business.

1.7 “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, regulatory authority or governmental agency or authority having jurisdiction over or related to the subject item, including Anti-Corruption Laws and Export Control Laws.

1.8 “Assert” shall mean to commence or prosecute patent infringement Litigation, or to make an express, specific written threat (such as, without limitation, a cease and desist demand letter) to commence or prosecute patent infringement Litigation.

1.9 “BioAtla Licensed Know-How” shall mean all Information Controlled by BioAtla that is necessary or useful for the development, manufacture, or commercialization of CAB ACT Preparations or CAB ACT Treatments.

1.10 “BioAtla Licensed Patents” shall mean all Patent Rights Controlled by BioAtla during the Term covering or claiming any invention Controlled by BioAtla that is necessary or useful for the development, manufacture, or commercialization of CAB ACT Preparations or CAB ACT Treatments. The BioAtla Licensed Patents existing as of the Execution Date include the patents and patent applications listed in Exhibit A hereto.

1.11 “BioAtla Licensed Technology” shall mean BioAtla Licensed Patents and BioAtla Licensed Know-How.

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1.12 “BioAtla Non-Assert Patent” shall mean any Patent Right (excluding any BioAtla Licensed Patent) Controlled by BioAtla during the Term that claims any invention made solely by one or more employees, consultants or contractors of BioAtla in the course and as a result of using or practicing Company Licensed Technology.

1.13 “CAB” shall mean a conditionally active biologic therapeutic molecule (which may, but need not, be a monoclonal antibody) designed or developed for selective conditional activation under specific microphysical conditions. For clarity, except as otherwise expressly specified in a particular context, the term “CAB” refers to a molecule described in the preceding sentence that is not in an ACT format.

1.14 “CAB ACT Preparation” shall mean, a CAB or CAB Component that, in each case, is in any ACT format.

1.15 “CAB ACT Treatment” shall mean an immunotherapy in which (a) lymphocytes are genetically modified by ex vivo exposure to a CAB ACT Preparation and administered to a patient or (b) a CAB ACT Preparation that genetically modifies lymphocytes is administered to a patient.

1.16 “CAB Component” shall mean any variant, fragment, modification or derivative of a CAB, including, by way of example and not limitation, the heavy and light chain amino acid sequences derived from a CAB antibody. For clarity, except as otherwise expressly specified in a particular context, the term “CAB Component” refers to a CAB variant, fragment, modification or derivative that is not in an ACT format.

1.17 “CAB Non-ACT Field” shall mean CAB Non-ACT Products for any indication. For clarity, the CAB Non-ACT Field specifically excludes the ACT Field.

1.18 “CAB Non-ACT Product” shall mean a composition or preparation containing or comprising one or more CABs and/or CAB Components; but excluding, in any event, any CAB ACT Preparation or CAB ACT Treatment.

1.19 “CAR” shall have the meaning provided in the Recitals to this Agreement.

1.20 “CAR-T” shall have the meaning provided in the Recitals to this Agreement.

1.21 “Company Invention” shall mean any invention, whether or not patentable, made solely by one or more employees, consultants or contractors of the Company or any of its Affiliates in the course and as a result of using or practicing BioAtla Licensed Technology that is necessary or useful for the development, manufacture, or commercialization of BioAtla CAB Non-ACT Products

1.22 “Company Licensed Know-How” shall mean all Information generated or developed by or on behalf of the Company in the course and as a result of using or practicing BioAtla Licensed Technology that is necessary or useful for the development, manufacture, or commercialization of BioAtla CAB Non-ACT Products.

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1.23 “Company Licensed Patents” shall mean all Patent Rights Controlled by the Company during the Term covering or claiming any Company Invention.

1.24 “Company Licensed Technology” shall mean Company Licensed Patents and Company Licensed Know-How.

1.25 “Company Non-Assert Patent” shall mean any Patent Right (excluding any Company Licensed Patent) Controlled by the Company during the Term that claims any invention made solely by one or more employees, consultants or contractors of the Company during the Term in the course and as a result of using or practicing BioAtla Licensed Technology.

1.26 “Confidential Information” shall have the meaning provided in Section 6.1.

1.27 “Control” or “Controlled by” shall mean, with respect to any Patent Rights, Information or other intellectual property rights, the possession by a party of the ability (whether by ownership, license or other right, other than pursuant to a license granted to such party by the other party under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights, Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.28 “Entity” shall mean any company, corporation, limited liability company, partnership, joint venture, firm, trust or other business entity.

1.29 “Exclusive ACT License” shall have the meaning provided in Section 3.1.

1.30 “Exclusive Non-ACT License” shall have the meaning provided in Section 3.2.

1.31 “Execution Date” shall have the meaning provided in the introductory paragraph of this Agreement.

1.32 “Export Control Laws” shall mean: (a) all applicable U.S. export control laws, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury; and (b) all export controls imposed on any item by any country or organization or nations within whose jurisdiction either party operates or does business.

1.33 “Product” shall mean an ACT Preparation and/or an ACT Treatment.

1.34 “Information” shall mean any and all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material; that, in each case, are not in the public domain.

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1.35 “Invention” shall mean a BioAtla Invention or Company Invention.

1.36 “Limited CAB Rights” shall have the meaning provided in Section 3.1.

1.37 “Litigation” means any procedure for the resolution of a controversy, whether created by a claim, a counterclaim or otherwise, in whatever form, administrative, judicial, arbitral or otherwise, including any proceeding in the United States International Trade Commission or any regulatory authority in any jurisdiction in the world.

1.38 “Patent Rights” shall mean (a) all national, regional and international patents and patent applications filed in any country of the world, including without limitation provisional patent applications, (b) all patent applications filed either from such patents and patent applications or from a patent application claiming priority from either of these, including any continuation, continuation-in-part, division, provisional, converted provisional and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.39 “Person” means any individual, Entity, or governmental authority or agency, or any other entity not specifically listed herein.

1.40 “scFv” shall mean a single-chain variable fragment.

1.41 “Successful scFv” shall mean an scFv with [***]

1.42 “Term” shall have the meaning provided in Section 9.1.

1.43 “Third Party” shall mean an entity other than BioAtla and its Affiliates, and Company and its Affiliates.

2. EXCLUSIVE LICENSES.

2.1 Exclusive ACT License Grant to the Company. Subject to the terms and conditions of this Agreement, BioAtla shall, and it hereby does, grant to Company, an exclusive (even as to BioAtla and its Affiliates,), worldwide, royalty-free and fully-paid license, with the right to sublicense through multiple tiers of sublicense (subject to Section 2.3(a)), under the BioAtla Licensed Technology and BioAtla’s interest in the Joint Technology, solely to develop, make, have made, use, sell, have sold, offer for sale and import ACT Preparations and ACT Treatments in the ACT Field (the “Exclusive ACT License”). The Exclusive ACT License includes, without

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

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limitation, the right under the BioAtla Licensed Technology, exercisable solely by the Company and its Affiliates: (a) to identify, develop, make, have made, use and import CABs solely for the purpose of obtaining or generating CAB Components and scFvs for use or incorporation in ACT Preparations and ACT Treatments in the ACT Field; and (b) to identify, develop, make, have made, use and import CAB Components and scFvs solely for use or incorporation in ACT Preparations and ACT Treatments in the ACT Field (collectively, the “Limited CAB Rights”), subject, in each case, to the terms and conditions of this Agreement.

2.2 Exclusive Non-ACT License Grant to BioAtla. Subject to the terms and conditions of this Agreement, the Company shall, and it hereby does, grant to BioAtla, an exclusive (even as to the Company and its Affiliates), worldwide, royalty-free and fully-paid license, with the right to sublicense through multiple tiers of sublicense, under the Company Licensed Technology and the Company’s interest in the Joint Technology, solely to develop, make, have made, use, sell, have sold, offer for sale and import BioAtla CAB Non-ACT Products in the CAB Non-ACT Field (the “Exclusive Non-ACT License”).

2.3 Sublicensing.

(a) By the Company.

(i) Generally. The Company shall have the right to grant sublicenses under the Exclusive ACT License through multiple tiers of sublicense solely to develop, make, have made, use, sell, have sold, offer for sale and import ACT Preparations and ACT Treatments in the ACT Field.

(b) By BioAtla. BioAtla shall have the right to grant sublicenses under the Exclusive Non-ACT License through multiple tiers of sublicense solely to develop, make, have made, use, sell, have sold, offer for sale and import BioAtla CAB Non-ACT Products in the CAB Non-ACT Field.

2.4 Technology Transfer. Upon the Company’s request from time to time during the Term, BioAtla shall disclose, or cause to be disclosed, to the Company, by in-person meeting, teleconference, videoconference, facility visit or otherwise, such BioAtla Licensed Know-How as is reasonably necessary for the exploitation of the Exclusive ACT License by the Company, including, without limitation, such BioAtla Licensed Know-How as is reasonably necessary for the Company to practice the BioAtla Licensed Technology (including any specialized methods for identifying CABs) in the exercise of the Limited CAB Rights in the same manner and to the same extent as practiced by BioAtla. In addition, upon the Company’s request from time to time during the Term, BioAtla shall provide the Company with reasonable technical assistance in the practice of the BioAtla Licensed Technology in the exercise of the Limited CAB Rights in the same manner and to the same extent as practiced by BioAtla.

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2.5 License Exclusions and Limitations.

(a) Exclusive ACT License.

(i) For clarity, and notwithstanding anything hereunder to the contrary, the Exclusive ACT License specifically excludes any license or other right under the BioAtla Licensed Technology:

(1) to make or have made any CAB or CAB Component, except as expressly permitted by this Agreement;

(2) to sell, have sold or offer for sale any CAB; or

(3) to sell, have sold or offer for sale any CAB Component, except as (A) incorporated in an ACT Preparation in the ACT Field or (B) used or incorporated in an ACT Treatment in the ACT Field; subject, in each case, to Section 3.5(a)(ii) below.

(ii) In addition, the Exclusive ACT License specifically excludes any license or other right under the BioAtla Licensed Technology to develop, make, have made, use, sell, have sold, offer for sale or import ACT Preparations and ACT Treatments outside of the ACT Field; provided, however, that if the Company or any of its Affiliates or sublicensees obtains marketing approval of an ACT Preparation and/or an ACT Treatment in the ACT Field, then the Exclusive ACT License shall also include the right to develop, make, have made, use, sell, have sold, offer for sale or import such ACT Preparation and ACT Treatment in the entire ACT Field.

(b) Exclusive Non-ACT License. For clarity, and notwithstanding anything hereunder to the contrary, the Exclusive Non-ACT License specifically excludes any license or other right under the Company Licensed Technology to identify, develop, make, have made, use, sell, have sold, offer for sale or import (i) any ACT, or (ii) any ACT Component or product containing or comprising any ACT Component; in each case, for any for any purpose.

2.6 Retained Rights. Notwithstanding the exclusivity of the Exclusive ACT License, BioAtla reserves such exclusive and non-exclusive rights under the BioAtla Licensed Technology, to develop, make, have made, use, sell, have sold, offer for sale and import CABs in any non-ACT format.

2.7 Negative Covenants.

(a) By BioAtla.

(i) BioAtla hereby covenants:

(1) during the Term, not to develop, make, have made, use, sell, have sold, offer for sale or import any CAB ACT Preparation or CAB ACT Treatment in the ACT Field, except with and through the Company and its Affiliates and sublicensees as expressly contemplated by this Agreement and the Sublicense Agreements;

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(2) during the Term, not to identify, develop, make, have made, use, sell, have sold, offer for sale or import any ACT Component or any product containing or comprising any ACT Component for any purpose;

(3) not to use or practice the Company Licensed Technology to identify, develop, make, have made, use, sell, have sold, offer for sale or import any ACT; and

(4) not to cause or permit, or grant any license or other right to, any of its Affiliates or any Third Party to engage in any of the activities prohibited by the preceding subparagraphs (1) through (4) of this Section 3.7(a).

(ii) BioAtla covenants, on behalf of itself and its Affiliates, and its and their respective successors and assigns of any BioAtla Non-Assert Patent, that none of them will Assert against any Company Non-Assert Entity (as defined below), in any country or jurisdiction worldwide, any claim that the manufacture, use, sale, offer for sale or import of any ACT Preparation or ACT Treatment in the ACT Field in accordance with the terms and conditions of this Agreement infringes a BioAtla Non-Assert Patent. The term “Company Non-Assert Entity” means the Company, any of its Affiliates, any permitted Third Party sublicensee under the Exclusive ACT License, or any Third Party contractor performing services on behalf of any of the foregoing. The Assertion by BioAtla, any of its Affiliates, or any of its or their respective successors and assigns of any BioAtla Non-Assert Patent, against a Company Non-Assert Party that has not been identified to BioAtla by the Company in writing shall not be deemed to breach the covenant set forth in this Section 3.7(a)(ii), provided that such Assertion and any and all Litigation relating thereto cease within 30 days after written notice from the Company identifying the applicable Affiliate or Third Party as a Company Non-Assert Entity. Notwithstanding anything to the contrary, BioAtla shall have no obligation to disclose to the Company any BioAtla Non-Assert Patent.

(b) By Company.

(i) Notwithstanding the scope of the Exclusive ACT License, the Company hereby covenants:

(1) during the Term, not to develop, make, have made, use, sell, have sold, offer for sale or import any BioAtla CAB Deliverable delivered by BioAtla hereunder or other BioAtla CAB Component, except as (A) incorporated in an ACT Preparation or (B) used or incorporated in an ACT Treatment;

(2) during the Term, not to develop, make, have made, use, sell, have sold, offer for sale or import outside of the ACT Field (other than as expressly permitted by Section 3.5(a)(ii)):

a. any ACT Preparation that incorporates:

i. any BioAtla CAB Component;

ii. any scFv obtained or generated by or on behalf of the Company from any BioAtla CAB Component; or

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iii. any CAB Component or scFv obtained or generated by or on behalf of the Company through the practice of the BioAtla Licensed Technology; or

b. any ACT Treatment that uses or incorporates any ACT Preparation described hereunder;

(3) not to cause or permit, or grant any sublicense or other right to, any of its Affiliates or any Third Party to engage in any of the activities prohibited by the preceding subparagraphs (1) through (3) of this Section;

(4) not to cause or permit any Third Party (other than a Third Party service provider performing contract services on behalf of the Company, solely for the purpose of performing such services) to make or have made any CAB or CAB Component; and

(5) not to cause or permit, and not to grant any sublicense or other right to, any Third Party:

a. to sell, have sold or offer for sale any CAB; or

b. to sell, have sold or offer for sale any CAB Component, except as (A) incorporated in an ACT Preparation in the ACT Field or (B) used or incorporated in an ACT Treatment in the ACT Field.

(ii) The Company covenants, on behalf of itself and its Affiliates, and its and their respective successors and assigns of any Company Non-Assert Patent, that none of them will Assert against any BioAtla Non-Assert Entity (as defined below), in any country or jurisdiction worldwide, any claim that the manufacture, use, sale, offer for sale or import of any BioAtla CAB Non-ACT Product in the CAB Non-ACT Field in accordance with the terms and conditions of this Agreement infringes a Company Non-Assert Patent. The term “BioAtla Non-Assert Entity” means BioAtla, any of its Affiliates, any permitted Third Party sublicensee under the Exclusive Non-ACT License, or any Third Party contractor performing services on behalf of any of the foregoing. The Assertion by the Company, any of its Affiliates, or any of its or their respective successors and assigns of any Company Non-Assert Patent, against a BioAtla Non-Assert Party that has not been identified to the Company by BioAtla in writing shall not be deemed to breach the covenant set forth in this Section 3.7(b)(ii), provided that such Assertion and any and all Litigation relating thereto cease within 30 days after written notice from BioAtla identifying the applicable Affiliate or Third Party as a BioAtla Non-Assert Entity. Notwithstanding anything to the contrary, the Company shall have no obligation to disclose to BioAtla any Company Non-Assert Patent.

2.8 Use of Third Party Contractors. Each party may engage Third Party contract service providers to perform on behalf of such party any activity that such party itself has the right to conduct under the license granted to such party in Section 3.1 or Section 3.2 (as applicable); provided, in each case, that: (a) such party shall require any such Third Party service provider to take all reasonable steps and use all reasonable measures to prevent unauthorized disclosure and unauthorized use of the Patent Rights and Information licensed to such party under Section 3.1 or Section 3.2 (as applicable); (b) none of the other party’s rights hereunder are diminished or

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otherwise adversely affected as a result of such contracting; (c) each such contractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of the other party at least as stringent as those undertaken by such party pursuant to Article 6; (d) prior to initiating performance of any such contract services, such Third Party service provider has signed a binding written agreement or instrument assigning, and agreeing to assign, to such party all Inventions resulting from performance of such services; and (e) such party shall at all times be fully responsible for the compliance of such Third Party service provider with the terms and conditions of this Agreement.

2.9 No Implied Licenses. No right or license under any Information, Patent Rights or other intellectual property rights is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

3. PAYMENTS.

3.1 Royalties. Subject to Section 3.3 and 3.4 hereunder, Company shall pay to BioAlta:

(a) Royalites on aggregate annual Net Sales by the Company and its Affiliates and Licensees of each Product in the Territory in each calendar year at the applicable rate(s) set forth below:

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3.2 Royalty Term. Royalties under Section 4.1 shall be payable on a Product-by-Product basis during the period of time commencing on the First Commercial Sale of a Product in a country and ending upon expiration of the last-to-expire Valid Claim of the BioAla Licensed Patents and the Company Licensed Patents covering the manufacture, use, sale, offer for sale or impoart of such Product (the “Royalty Term”). On a Product-by-Product basis, upon expiration of the royalty Term for a Product, the Company’s license with respect to such Product shall become fully-paid, irrevocable and perpetual.

3.3 Third Party Licenses. In the event that the Company (or its Affiliate or Licensee, as applicable) is required to obtain, and obtains, one or more licenses under Patent Rights of Third Parties that are necessary for the manufacture, use or sale solely of the CAB component of a Product in a country (hereinafter “Third Party Licenses”), the Company may deduct 25% of the royalties actually paid to such Third Party under such Third Party License with respect to sales of such Product in such country from the royalties otherwise payable to BioAtla under this Agreement with respect to Net Sales of such Product in such country; provided, however, that the royalties payable to BioAtla with respect to Net Sales of such Product in such country may not be reduced by more than 25% in any calendar quarter as a result of any and all such offsets in the aggregate. Any portion of the royalties paid to such Third Party under such Third Party License with respect to such Product in such country that the Company would, but for the foregoing limitation on royalty reductions, be entitled to deduct under this Section 3.4 shall be carried over and applied against royalties payable to BioAtla in respect of such Product in such country in subsequent calendar quarters until the full deduction is taken.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

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3.4 Payment; Reports. Royalties under Section 3.2 shall be calculated and reported for each calendar quarter and shall be paid within 60 days after the end of each calendar quarter. Each payment shall be accompanied by a report of Net Sales of Products by the Company, its Affiliates and Licensees, which report shall include the gross sales and Net Sales of each Product (including a statement of deductions taken to calculate Net Sales), the royalties payable, a description of the method used to calculate the royalties payable, and the exchange rates used, in each case presented on an Product-by-Product and country-by-country basis.

3.5 Exchange Rate; Manner and Place of Payment. All payments under this Article 3 shall be payable in U.S. dollars by wire transfer in immediately available funds to a bank and account designated in writing by BioAtla. For the purpose of calculation of Net Sales expressed in currencies other than U.S. Dollars, Company shall convert any amount expressed in a foreign currency into U.S. Dollar equivalents using a rate of exchange as published in The Wall Street Journal (U.S. Eastern Edition) on last day of the Calendar Quarter in which such Net Sales were made.

3.6 Audits. The Company shall keep (and shall cause its Affiliates and Licensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit BioAtla to confirm the accuracy of all royalty payments due hereunder for a period of three years from the end of the calendar year to which such records relate. BioAtla shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to the Company (the “Auditor”) to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding three years. Such audits may be exercised during normal business hours upon reasonable prior written notice to the Company. No calendar year shall be subject to audit under this section more than once. The Auditor will execute a reasonable written confidentiality agreement with the Company and will disclose to BioAtla only such information as is reasonably necessary to provide BioAtla with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The Auditor will send a copy of the report to the Company at the same time it is sent to BioAtla. The report sent to both parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the parties to reflect the results of such audit. BioAtla shall bear the full cost of such audit unless such audit discloses an underpayment by the Company of more than 5% of the amount due for any calendar year under this Agreement, in which case, the Company shall bear the full cost of such audit and shall promptly remit to BioAtla the amount of any underpayment. If such audit discloses an overpayment by the Company, then the Company will deduct the amount of such overpayment from amounts otherwise owed to BioAtla under this Agreement. If such audit discloses an underpayment by the Company, then the Company will pay the amount of such underpayment owed to BioAtla within 30 days.

3.7 Withholding. BioAtla will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are paid or required to be withheld by the Company for the benefit of BioAtla on account of any amounts payments payable to BioAtla hereunder, the Company will deduct such taxes from the amount of payments otherwise due to BioAtla, timely pay the taxes to the proper taxing authority, and send proof of payment to BioAtla within 30 days following such payment.

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3.8 Late Payments. In the event that any payment due under Section 5.1 (other than any invoiced amount or portion thereof that is subject to good faith dispute between the parties) is not made when due, the payment shall accrue interest from the date due at the rate of 1.0% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit BioAtla from exercising any other rights it may have as a consequence of the lateness of any payment.

4. CONFIDENTIALITY.

4.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, after the First Series A3 Closing Date during the Term, and for five years thereafter, such party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party (the “Disclosing Party”) pursuant to this Agreement or the Confidentiality Agreement (collectively, “Confidential Information”). Notwithstanding the foregoing, the parties hereby agree that: (i) each Timeline and Budget shall be considered the Confidential Information of both parties, and each party be deemed the Disclosing Party and the Receiving Party with respect thereto, and (ii) except as expressly set forth above in the case of Results, any Information disclosed by a party pursuant to the Confidentiality Agreement shall be deemed Confidential Information of such party for purposes of this Agreement. The Receiving Party may use Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care, to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

4.2 Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, publicly known or available; (b) is known by the Receiving Party at the time of receiving such information (other than as a result of disclosure by or on behalf of the Disclosing Party), as evidenced by its records; provided, however, that the exception set forth in this clause (b) shall not apply to Results (in the case of BioAtla as the Receiving Party) or to any Timeline and Budget; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party outside of the R&D Program and without the use of Confidential Information of the Disclosing Party. For purposes of clause (a) of this Section 6.2, no combination of elements within the Confidential Information shall be deemed to be part of the public domain merely because the individual elements of such combination are part of the public domain, unless the entire combination itself, or the entire principle of use or operation of such combination (if any), is part of the public domain. In addition, no element within the Confidential Information shall be deemed to be a part of the public domain merely because it is embraced by more general information or data that is part of the public domain.

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4.3 Authorized Disclosure. A Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement (including as reasonably necessary for the Receiving Party’s performance of its obligations under this Agreement), or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) prosecuting or defending litigation as permitted by this Agreement;

(b) complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s or its Affiliate’s securities are traded;

(c) enforcing the Receiving Party’s rights under this Agreement;

(d) filing or prosecuting Patent Rights as permitted by this Agreement;

(e) in the case of the Company, disclosure in regulatory submissions with respect to Products within the scope of the Exclusive ACT License;

(f) in the case of BioAtla, disclosure in regulatory submissions with respect to BioAtla CAB Non-ACT Products within the scope of the Exclusive Non-ACT License;

(g) disclosure to the Receiving Party’s Affiliates, to the Company’s actual or potential licensees or sublicensees of rights with respect to Products, to BioAtla’s actual or potential licensees or sublicensees of rights with respect to BioAtla CAB Non-ACT Products, and to the Receiving Party’s and its Affiliates’ Representatives who, in each case, have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, or Representative agrees to be bound by terms of confidentiality and non-use at least as restrictive as those set forth in this Article 6; and

(h) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3(a) or 6.3(b), it will, except where impracticable, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information.

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4.4 Publication.

(a) By the Company.

(i) Subject to Section 6.4(a)(ii), BioAtla shall have the right to review and comment on any material proposed for disclosure or publication by the Company regarding results of the Company’s development activities with respect to Products, whether by oral presentation, manuscript or abstract, but only to the extent (A) any such Product or the development, manufacture, use, sale or offer for sale thereof is covered by or uses or incorporates any BioAtla Licensed Technology or (B) any such material contains any BioAtla Licensed Know-How. Before any such material is submitted for publication or presentation of the same is made, the Company shall deliver a complete copy to BioAtla at least 60 days prior to submitting the material to a publisher or initiating any other disclosure. BioAtla shall review any such material and give its comments to the Company within 30 days of the receipt of such material. With respect to oral presentation materials and abstracts, BioAtla shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Company with appropriate comments, if any, but in no event later than 30 days from receipt. The Company shall comply with BioAtla’s request to delete references to the Confidential Information of BioAtla in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of allowing preparation and filing of appropriate patent applications.

(ii) The Company and its Affiliates shall be free to publish, and to authorize their respective sublicensees to publish, the results of any clinical trial of any Product conducted by or on behalf of the Company, its Affiliate or any such sublicensee, without the prior review or approval of BioAtla.

(b) By BioAtla.

(i) Subject to Section 6.4(b)(ii), the Company shall have the right to review and comment on any material proposed for disclosure or publication by BioAtla regarding results of BioAtla’s development activities with respect to BioAtla CAB Non-ACT Products, whether by oral presentation, manuscript or abstract, but only to the extent (A) any such BioAtla CAB Non-ACT Product or the development, manufacture, use, sale or offer for sale thereof is covered by or uses or incorporates any Company Licensed Technology or (B) any such material contains any Company Licensed Know-How. Before any such material is submitted for publication or presentation of the same is made, BioAtla shall deliver a complete copy to the Company at least 60 days prior to submitting the material to a publisher or initiating any other disclosure. the Company shall review any such material and give its comments to BioAtla within 30 days of the receipt of such material. With respect to oral presentation materials and abstracts, the Company shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to BioAtla with appropriate comments, if any, but in no event later than 30 days from receipt. BioAtla shall comply with the Company’s request to delete references to the Confidential Information of the Company in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of allowing preparation and filing of appropriate patent applications.

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(ii) BioAtla and its Affiliates shall be free to publish, and to authorize their respective sublicensees to publish, the results of any clinical trial of any BioAtla CAB Non-ACT Product conducted by or on behalf of BioAtla, its Affiliate or any such sublicensee, without the prior review or approval of the Company.

4.5 Public Announcements.

(a) Additional Press Releases. The parties acknowledge that each party may desire or be required to issue subsequent press releases relating to this Agreement. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of subsequent press releases prior to the issuance thereof, provided that a party may not withhold consent to such releases that the other party determines, based on advice of outside legal counsel, are necessary to comply with Applicable Law or the listing rules of any exchange on which the other party’s or its Affiliate’s securities are traded. In the event of a required public announcement or any public disclosure (including, without limitation, disclosure in any filing with the U.S. Securities and Exchange Commission) relating to this Agreement, the party required to make such announcement or proposing to make such public disclosure shall provide the other party with a copy of the proposed text of such announcement or disclosure sufficiently in advance of the scheduled release or disclosure to afford such other party a reasonable opportunity to review and comment upon the proposed text, or at a minimum as far in advance of the scheduled release or disclosure as is practicable under the circumstances, and such party shall comply with the other party’s reasonable and timely comments thereto. Each party may: (i) make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, provided, in each case, that such party shall have consulted with the other party and the parties shall have mutually agreed to a written discussion guide or “talking points” memo in advance, and the responding party shall provide responses that are consistent with such guide or memo; or (ii) make public statements regarding this Agreement in reports to shareholders or to any exchange on which such party’s or its Affiliate’s securities are traded, or issue press releases; in each case, so long as the contents of any such public statement, report or press release are contained in a prior public disclosure or public statement approved by the other party pursuant to this Section 6.4(b) or permitted by Section 6.3 and do not reveal non-public information about the other party.

(b) Filing of this Agreement. The parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a party or its Affiliate are traded, and each party will use reasonable efforts to seek and obtain confidential treatment for the terms proposed to be redacted; provided that each party will ultimately retain control over what terms are disclosed to any securities authority or stock exchange, as the case may be, to the extent such party determines, on the advice of outside legal counsel, that disclosure is reasonably necessary to comply with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a party or its Affiliates are traded; and provided further that the parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.

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5. INTELLECTUAL PROPERTY.

5.1 Ownership. Inventorship of inventions, whether or not patentable, shall be determined in accordance with U.S. patent laws. Each party shall promptly disclose to the other party in writing each Invention made in whole or in part by such party, and the parties, with the advice of each party’s outside patent counsel, use commercially reasonable efforts and exercise good faith to determine the inventorship of each such Invention for purposes of U.S. patent laws. The Company shall solely own all Company Inventions. BioAtla shall solely own all BioAtla Inventions.

5.2 Patent Prosecution and Maintenance. For purposes of this Section, the terms “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) shall mean, with respect to a Patent Right, the preparing, filing, prosecution, maintenance and defense of such Patent Right, in the applicable jurisdiction, as well as re-examinations, reissues and requests for patent term extensions and the like with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to a Patent Right.

(a) BioAtla Licensed Patents. BioAtla shall have the sole right, but not the obligation, to prosecute and maintain the BioAtla Licensed Patents, at its sole cost and expense.

(b) Company Licensed Patents. The Company shall have the sole right, but not the obligation, to prosecute and maintain the Company Licensed Patents, at its sole cost and expense.

(c) Joint Patents. The parties shall mutually agree, on a Joint Invention-by-Joint Invention basis, which of the parties will have the first right and responsibility to prepare, file, prosecute and maintain Joint Patents claiming a Joint Invention. The party with such first right and responsibility (the “First Party”) shall use counsel reasonably acceptable to the other party, and, unless otherwise agreed by the parties in writing, the parties shall share equally the reasonable and documented expenses of preparing, filing, prosecuting and maintaining such Joint Patents. The First Party shall consult with the other party as to the preparation, filing, prosecution and maintenance of the Joint Patents reasonably prior to any deadline or action with any patent office, and shall furnish to the other party copies of all relevant drafts and documents reasonably in advance of such consultation. The First Party shall keep the other party reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Joint Patents, and shall provide to the other party copies of all material patent office submissions within a reasonable amount of time following submission thereof by such party. In the event that the First Party desires to abandon or cease prosecution or maintenance of any such Joint Patent, the First Party shall provide written notice to the other party of such intention to abandon promptly after the First Party makes such determination (which notice shall be given no later than 90 days (or for Hatch-Waxman actions, or the equivalent thereof, 30 days) prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case, the other party shall have the right, in its discretion, exercisable upon written notice to the first party delivered no later than 30 days after receipt of notice from the first party, to assume responsibility for prosecution and maintenance of such Joint Patent, at its sole cost and expense and by counsel of its own choice.

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5.3 Cooperation of the Parties. Each party agrees to cooperate fully in the prosecution and maintenance of Patent Rights under Section and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the joint ownership of Joint Inventions and Joint Patents set forth hereunder, and to enable the other party to apply for and to prosecute patent applications in any country as permitted hereunder; and (b) promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

5.4 Infringement by Third Parties.

(a) Notice. In the event that either BioAtla or the Company becomes aware of any infringement or threatened infringement by a Third Party of any BioAtla Licensed Patent, Company Licensed Patent or Joint Patent, it shall notify the other party in writing to that effect.

(b) Enforcement.

(i) BioAtla Licensed Patents. BioAtla shall have the sole right to bring and enforce any action or proceeding with respect to infringement of any BioAtla Licensed Patent, at BioAtla’s sole cost and expense.

(ii) Company Licensed Patents. The Company shall have the sole right to bring and enforce any action or proceeding with respect to infringement of any Company Licensed Patent, at the Company’s sole cost and expense.

(iii) Joint Patents. The parties shall mutually agree on a case-by-case basis, (A) whether to bring any action or proceeding with respect to infringement of any Joint Patent by a Third Party, and (B) if the parties agree to bring such an action or proceeding, how to proceed against such Third Party, whether and to what extend the costs of such action or proceeding will be shared by the parties, and how any recovery realized as a result of such action or proceeding, whether by way of settlement or otherwise, will be allocated between the parties. The settlement or compromise of any such action or proceeding shall require the written approval of both parties, not to be unreasonably withheld.

(c) Cooperation. The party enforcing Patent Rights under this Section 7.4 may require the participation of the other party where necessary to bring any suit. Such other party shall provide reasonable assistance, including being joined as a party plaintiff if necessary, at the enforcing party’s expense.

5.5 Infringement of Third Party Rights. Each party shall promptly notify the other party in writing of any allegation by a Third Party that the activity of either party or any of their respective Affiliates pursuant to this Agreement infringes or may infringe the intellectual property rights of a Third Party. BioAtla shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by activities of BioAtla or its Affiliates at its own expense and by counsel of its own choice, and the Company shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. The Company shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by activities of the Company or its Affiliates at its own expense and by counsel of its own choice, and BioAtla shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

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5.6 Consent to Settlement. Neither party shall enter into any settlement or compromise of any action or proceeding under this Article 7 which would in any manner alter, diminish, or be in derogation of the other party’s rights under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld.

6. REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY.

6.1 Mutual Representations and Warranties. Each party represents and warrants to the other as of the Execution Date that:

(a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action;

(c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

(d) neither it nor any of its Affiliates is debarred from the drug industry by any Regulatory Authority (e.g., by the FDA pursuant to 21 U.S.C. §335a), and it has not received written notice or other communication from any regulatory authority threatening debarment of such party or any of its Affiliates.

6.2 BioAtla Representations and Warranties. BioAtla represents and warrants to the Company as of the Execution Date that:

(a) BioAtla has not granted to any of its Affiliates or any Third Party any license or other right with respect to CABs, CAB Components or the BioAtla Licensed Technology that conflicts with the Exclusive ACT License and rights granted to the Company herein, other than any such license or right that terminated prior to the Execution Date and is of no further force or effect;

(b) BioAtla is not a party to, and is not otherwise bound by or subject to, any agreement with any of its Affiliates or any Third Party that restricts or encumbers in any way BioAtla’s right and ability (i) to grant the Exclusive ACT License on the terms and conditions set forth in this Agreement or (ii) to comply with any of BioAtla’s obligations hereunder;

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(c) it has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of CABs or CAB Components thereof infringes or would infringe the patent or other intellectual property rights of any Third Party; and

(d) there are no claims, judgments or settlements against or owed by BioAtla or any of its Affiliates with respect to the BioAtla Licensed Technology, and neither BioAtla nor any of its Affiliates is a party to any legal action, suit or proceeding relating to the BioAtla Licensed Technology, nor has BioAtla or any of its Affiliates received any written communication from any Third Party threatening such action, suit or proceeding.

6.3 Mutual Covenants. Each party covenants to the other party as follows:

(a) neither such party nor any of its Affiliates will employ or use the services of any Person that has been disqualified by a regulatory authority from conducting clinical testing of new drugs (e.g., by the FDA pursuant to 21 C.F.R. Part 312.70) or debarred by a regulatory authority from the drug industry (e.g., by the FDA pursuant to 21 U.S.C. §335a), in connection with any development activities within the scope of this Agreement; and if a party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such party or any of its Affiliates in connection with any development activities within the scope of this Agreement, such party shall immediately notify the other party in writing, and such party shall cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services in connection with such development activities);

(b) neither such party nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including such party and its Affiliates, nor will such party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or other Person or otherwise violate any Anti-Corruption Laws in connection with the exercise of such party’s rights or performance of such party’s obligations under this Agreement;

(c) neither such party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such party’s rights or performance of such party’s obligations under this Agreement, shall cause the other party to be in violation of Anti-Corruption Laws or Export Control Laws; and

(d) such party shall immediately notify the other party if such party has any information or suspicion that there may be a violation of Anti-Corruption Laws or Export Control Laws in connection with the exercise of such party’s rights or performance of such party’s obligations under this Agreement.

6.4 BioAtla Covenants. In addition to any covenants made by BioAtla elsewhere in this Agreement, BioAtla hereby covenants to the Company that, during the Term:

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(a) BioAtla will not grant any of its Affiliates or any Third Party any license or other right with respect to any BioAtla Licensed Technology that conflicts with the Exclusive ACT License and rights granted to the Company herein; and

(b) BioAtla will not become a party to, or otherwise become bound by or subject to, any agreement with any of its Affiliates or any Third Party that restricts or encumbers in any way BioAtla’s right and ability to comply with any of BioAtla’s obligations under Article 3 or Article 4 hereof.

6.5 Company Covenants. In addition to any covenants made by the Company elsewhere in this Agreement, the Company hereby covenants to BioAtla that, during the Term:

(a) the Company will not grant any of its Affiliates or any Third Party any license or other right with respect to any Company Licensed Technology that conflicts with the Exclusive Non-ACT License and rights granted to BioAtla herein; and

(b) the Company will not become a party to, or otherwise become bound by or subject to, any agreement with any of its Affiliates or any Third Party that restricts or encumbers in any way the Company’s right and ability to comply with any of the Company’s obligations under Article 3 hereof.

6.6 Disclaimer. Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES; IN EACH CASE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE SUBLICENSE AGREEMENTS.

6.7 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 6, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 8.7 shall not be construed to limit either party’s indemnification obligations under Article 10.

7. TERM AND TERMINATION.

7.1 Term. The term of this Agreement (the “Term”) shall begin on the Execution Date and, unless earlier terminated in accordance with this Article 9, shall continue in existence for so long as the Company or any of its Affiliates, licensees or sublicensees is developing or commercializing any Product in the ACT Field or BioAtla or any of its Affiliates, licensees or sublicensees is developing or commercializing any BioAtla CAB Non-ACT Product in the CAB Non-ACT Field.

7.2 Termination. This Agreement may be terminated only by mutual written agreement of the parties. In the event the parties terminate this Agreement by mutual written agreement, the parties shall also mutually agree in writing upon the consequences of such termination and the parties’ respective surviving rights and obligations hereunder.

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7.3 Consequences of Expiration; Accrued Obligations; Survival. Upon expiration of this Agreement in accordance with Section 9.1, the Exclusive ACT License and Exclusive Non-ACT License shall survive on a non-exclusive, fully-paid, royalty-free, irrevocable, perpetual basis. Expiration of this Agreement shall not relieve either party of any obligation or liability accruing prior to such expiration, nor shall such expiration preclude either party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the parties’ rights and obligations under Sections 5.2, 5.3, 5.4, 5.5, 6.1, 6.2, 6.3, 8.6, 8.7 and 9.3 and Articles 10, 11 and 12 of this Agreement shall survive expiration of this Agreement.

8. INDEMNIFICATION.

8.1 Indemnification by the Company. The Company hereby agrees to save, defend, indemnify and hold harmless BioAtla, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “BioAtla Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any BioAtla Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to: (a) the development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of the Company, its Affiliates, licensees or sublicensees of Products, or any other exercise of the Exclusive ACT License by or on behalf of the Company, its Affiliates or sublicensees; (b) the gross negligence or willful misconduct of any Company Indemnitee (defined below); or (c) the breach by the Company of any warranty, representation, covenant or agreement made by the Company in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any BioAtla Indemnitee or the breach by BioAtla of any warranty, representation, covenant or agreement made by BioAtla in this Agreement.

8.2 Indemnification by BioAtla. BioAtla hereby agrees to save, defend, indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Company Indemnitees”) from and against any and all Losses to which any Company Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of or relate to: (a) the development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of BioAtla, its Affiliates, licensees or sublicensees of BioAtla CAB Non-ACT Products, or any other exercise of the Exclusive Non-ACT License by or on behalf of BioAtla, its Affiliates, licensees or sublicensees; (b) the gross negligence or willful misconduct of any BioAtla Indemnitee; or (c) the breach by BioAtla of any warranty, representation, covenant or agreement made by BioAtla in this Agreement; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Company Indemnitee or the breach by the Company of any warranty, representation, covenant or agreement made by the Company in this Agreement.

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8.3 Control of Defense. In the event a party (the “Indemnified Party”) seeks indemnification under Section 10.1 or 10.2, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefor from the Indemnified Party. The party not controlling such defense may participate therein at its own expense. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the parties cannot agree as to the application of Section 10.1 or 10.2 to any claim, pending resolution of the dispute pursuant to Article 11, the parties may conduct separate defenses of such claims, with each party retaining the right to claim indemnification from the other party in accordance with Section 10.1 or 10.2, as applicable, upon resolution of the underlying claim.

8.4 Insurance. Each party shall procure and maintain insurance, including comprehensive or commercial general liability insurance (including contractual liability and product liability), adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either party’s liability with respect to its indemnification obligations under this Article 10 or otherwise. Each party shall provide the other party with written evidence of such insurance upon request.

9. DISPUTE RESOLUTION.

9.1 Disputes. Subject to Section 11.3, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) will be referred to the Chief Executive Officer of the Company and the Chief Executive Officer of BioAtla (the “Executives”) for attempted resolution. In the event such Executives are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then, upon the written request of either party to the other party, the Dispute shall be subject to arbitration in accordance with Section 11.2, except as expressly set forth in Section 11.3.

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9.2 Arbitration.

(a) Claims. Subject to Section 11.3 below, any Dispute that is not resolved under Section 11.1 within the applicable 30-day period shall be resolved by final and binding arbitration administered by JAMS (the “Administrator”) in accordance with its then-effective Comprehensive Arbitration Rules and Procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 11.2. (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.) The Arbitration shall be conducted by three neutral arbitrators, each of whom shall be a lawyer with at least 15 years of experience with a law firm or corporate law department of over 25 lawyers and at least 10 years representing (either as outside counsel or in-house counsel) companies in the pharmaceutical or biotechnology industry in connection with licensing transactions, provided that no such individual shall be a current or former employee or director, or a current stockholder, of either party or any of their respective Affiliates. Each party shall appoint one arbitrator, and the two so-appointed arbitrators shall jointly nominate the third arbitrator who shall become the chairman. If such nomination of the chairman does not take place within 30 days from the nomination of the last co-arbitrator, the chairman shall be selected in accordance with the Rules. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York, New York, USA.

(b) Discovery. Within 30 days after selection of the third arbitrator, the arbitrators shall conduct the Preliminary Conference. In addressing any of the subjects within the scope of the Preliminary Conference, the arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the parties for an understanding of any legitimate issue raised in the Arbitration. In that regard, the parties agree to the application of the E-Discovery procedures set forth in Rule 16.2(c) of the JAMS Expedited Procedures. In addition, each party shall have the right to take up to 40 hours of deposition testimony, including expert deposition testimony.

(c) Hearing; Decision. The Hearing shall commence within 60 days after the discovery cutoff. The arbitrators shall require that each party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the arbitrators. The Hearing shall be no longer than 5 Business Days in duration. The arbitrators shall also permit the submission of expert reports. The arbitrators shall render the Award within 30 days after the arbitrators declares the Hearing closed, and the Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including the calculation of any damages awarded. The arbitrators will, in rendering their decision, apply the substantive law of the State of California, USA, without giving effect to its principles of conflicts of law. The arbitrators’ authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 8.7. The Award rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(d) Costs. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator.

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9.3 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the parties or any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 11.2.

10. MISCELLANEOUS.

10.1 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the US (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such party. If a case is commenced during the Term by or against a party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other party copies of all Information necessary for such other party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other party’s written request therefor. All rights, powers and remedies of the non-bankrupt party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a party under the Bankruptcy Laws.

10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA, excluding its conflicts of laws principles.

10.3 Entire Agreement; Amendments. This Agreement (including the Exhibits hereto), together with the Confidentiality Agreement, is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both parties hereto.

10.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

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10.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that, either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”), provided that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the Third Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the Third Party Acquirer that existed prior to the Sale Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or

(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

10.6 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. The affected party shall notify the other party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

10.7 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the parties. The parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

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10.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid), or by internationally-recognized express courier or facsimile, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; (c) if delivered by express courier, the next Business Day the express courier regularly makes deliveries; (d) if delivered by email, upon the date upon which the receipt of such email is confirmed by return email or other written or electronic confirmation; or (e) if delivered by facsimile, upon confirmation of successful transmission.

If to the Company, to:	BioAtla Holdings, LLC
11085 Torreyana Road
San Diego, CA 92121
Attention: Carolyn Short, Managing Member

If to BioAtla, to:	BioAtla, LLC
11085 Torreyana Road
San Diego, CA 92121
Attention: Vice President of Intellectual Property and Contracts

10.9 Relationship between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

10.10 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the parties, and no other person or entity shall have any right or claim against either party by reason of these provisions or be entitled to enforce any of these provisions against either party.

10.11 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall

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control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language. In the event of any inconsistency or conflict between the English version of this Agreement and any translation of this Agreement into any other language, the English version shall control.

10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have duly executed this Exclusive License Agreement as of the Execution Date.

BIOATLA HOLDINGS, INC.		BIOATLA LLC

By:	/s/ Carolyn Short	By:	/s/ Monica Sullivan
Name: Carolyn Short		Name: Monica Sullivan
Title: Member		Title: VP, IP and Contracts

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BioAtla – 7 July 2020

FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This First Amendment to Exclusive License Agreement (this “Amendment”) is dated as of July 7, 2020 (the “Amendment Effective Date”) by and between BioAtla Holdings LLC, a Delaware limited liability company (the “Company”) and BioAtla, LLC, a Delaware limited liability company (“BioAtla”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Exclusive License Agreement by and between the Company and BioAtla effective as of March 15, 2019 (the “Agreement”).

Background

The parties desire to amend the Agreement as described more fully herein to provide BioAtla with an option as provided below.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment to Agreement. New Section 2.10 is hereby added as an amendment to the Agreement: “Option Grant. Subject to this Section 2.10, the Company hereby grants to BioAtla the exclusive option (the “Option”), exercisable at any time during the period commencing on July 7, 2020 and ending on July 7, 2030 (the “Option Term”), to acquire the sole and exclusive rights solely to develop, make, have made, use, sell, have sold, offer for sale and import ACT Preparations and ACT Treatments in the Field in the Territory (other than the People’s Republic of China, Hong Kong, Taiwan and Macau) (such sole and exclusive rights, the “Rights”) with all provisions of the Agreement applying, mutatis mutandis, provided that (a) all references to the Company and BioAtla shall be switched and (b) the royalty rate referred to in Section 3.1 shall be [***]. During the Option Term, BioAtla shall have the right, but not the obligation, to exercise the Option in its sole discretion by delivering written notice of such exercise (the “Option Exercise Notice”) to the Company. Within ten (10) Business Days following the Option Exercise Notice delivery, the Company and BioAtla shall negotiate and enter into a definitive license agreement as contemplated by this Section 2.10. The Company hereby represents and warrants to BioAtla that, as of July 7, 2020, the Company has not directly or indirectly

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

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licensed, assigned or otherwise transferred any of the Rights to any person (other than to BioAtla pursuant to this Section 2.10). The Company hereby covenants and agrees with BioAtla that, during the Option Term, the Company shall not directly or indirectly license, assign or otherwise transfer any of the Rights to any person (other than to BioAtla pursuant to this Section 2.10).”

2. Miscellaneous. The Parties hereby confirm and agree that, except as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the Parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Amendment is executed by the authorized representatives of the parties as of the date first written above.

BioAtla Holdings LLC		BioAtla, LLC

By:	/s/ Carolyn Short	By:	/s/ Monica Sullivan
	Name: Carolyn Short	Name: Monica Sullivan
	Title: Member	Title: VP, IP and Contracts